Exhibit 1.1
UNDERWRITING AGREEMENT
December 21, 2005
U.S. Bancorp
USB Capital VIII
800 Nicollet Mall
Minneapolis, MN 55402
Ladies and Gentlemen:
     We (the “Representatives”) understand that USB Capital VIII, a statutory trust formed under the laws of the State of Delaware (the “Trust”), and U.S. Bancorp, a Delaware corporation, as sponsor of the Trust and as guarantor (the “Guarantor”), propose that the Trust issue and sell to the several underwriters named in Schedule I (the “Underwriters”) 15,000,000 6.35% Trust Preferred Securities (liquidation amount $25 per Preferred Security) with an aggregate liquidation amount of $375,000,000 (the “Firm Securities”) representing preferred beneficial interests in the Trust. In addition, the Guarantor and the Trust grant to the Underwriters the right to request the opportunity to purchase up to an additional 2,250,000 Trust Preferred Securities (the “Optional Securities,” and together with the Firm Securities, the “Offered Securities”). The Offered Securities are fully and unconditionally guaranteed by U.S. Bancorp. The Guarantor will be the owner of all of the beneficial ownership interests represented by the common securities (liquidation amount $25 per common security) issued by the Trust (the “Common Securities”). Proceeds from the sale of the Offered Securities to the Underwriters and from the concurrent sale of the Common Securities to the Guarantor will be used to purchase 6.35% Income Capital Obligation Notes SM of the Guarantor (the “ICONs” and, for purposes of the Standard Underwriting Agreement (defined below), are also referred to as the “Junior Subordinated Debentures”), due December 29, 2065. The ICONs will be issued by the Guarantor pursuant to a Junior Subordinated Indenture (the “Indenture”) dated as of April 28, 2005, as supplemented, between the Guarantor and Wilmington Trust Company, as successor trustee to Delaware Trust Company, National Association (the “Debenture Trustee”).
     The Guarantor will, through the Indenture, the ICONs, Second Amended and Restated Trust Agreement, by and among U.S. Bancorp, as Sponsor, Wilmington Trust Company, as Property Trustee, Wilmington Trust Company, as Delaware Trustee and the Administrative Trustees named therein (the “Trust Agreement”), as amended and supplemented, among the Guarantor, as Sponsor to the Trust, Delaware Trust Company, National Association, as Delaware Trustee and Property Trustee, and the Administrative Trustees named therein (collectively, the “Trustees”), the Guarantee Agreement (the “Guarantee”) between the Guarantor and Wilmington Trust Company, as trustee (the “Guarantee Trustee”), taken together, fully, irrevocably and unconditionally guarantee on a subordinated basis all of the Trust’s obligations under the Offered Securities.

     Subject to the terms and conditions set forth herein and incorporated by reference herein, the Guarantor and the Trust hereby agree that the Guarantor shall sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase the numbers of the Firm Securities set forth opposite the name of such Underwriter at a purchase price of $24.2125 per Firm Security for 14,440,000 of Firm Securities and at a purchase price of $24.5000 per Firm Security for 560,000 of Firm Securities, plus in each case, accrued distributions, if any (collectively the “Purchase Price”). The respective number of Firm Securities to be purchased by each of the Underwriters at the foregoing prices shall be that proportion of Firm Securities which the number of Firm Securities to be purchased by such Underwriter as set forth on Schedule I bears to the aggregate number of Firm Securities (rounded as the Representatives may determine to the nearest 10 Offered Securities). In addition, subject to the terms and conditions set forth herein and incorporated by reference herein, the Guarantor and the Trust grant to the Underwriters the right to request the opportunity to purchase the Optional Securities at a purchase price of $24.2125 per Optional Security, plus accrued distributions, if any. The opportunity to purchase the Optional Securities hereunder is for use by the Underwriters solely for the purpose of covering over-allotments in the sale of the Firm Securities. The right to request the opportunity to purchase the Optional Shares may be exercised at any time upon notice by the Representatives to the Guarantor and the Trust, which notice may be given at any time within 30 days from the date of this document.
     The Offered Securities shall have the terms that are further described in the Statutory Prospectus and the term sheet specified in Schedule II hereto.
     Except as otherwise provided herein, all the provisions contained in the document entitled “U.S. Bancorp Underwriting Agreement Standard Provisions (Capital Securities) (December 21, 2005)” (the “Standard Underwriting Agreement”) are herein incorporated by reference in their entirety and shall be deemed to be a part of this Underwriting Agreement to the same extent as if such provisions had been set forth in full herein. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Standard Underwriting Agreement.
     For the purposes of this Underwriting Agreement only, the “Applicable Time” is 3:00 p.m. (Eastern time) on the date of this Underwriting Agreement.
     For purposes of this Underwriting Agreement only, the term “Underwriters’ Counsel” as used in the Standard Underwriting Agreement shall mean Sullivan & Cromwell LLP and Shearman & Sterling LLP, and Article V(d) of the Standard Underwriting Agreement shall be deleted in its entirety and replaced with the following:
     “(d) The Representatives shall have received on the Closing Date, such opinions and/or letters of Sullivan & Cromwell LLP and Shearman & Sterling LLP, each as counsel to the Underwriters, dated the Closing Date, and addressed to the Representatives, with respect to such matters as the Underwriters may reasonably request.”
     For purposes of this Underwriting Agreement only, the term “Special Tax Counsel” as used in the Standard Underwriting Agreement shall mean Sullivan & Cromwell LLP.

Additionally, for purposes of this Underwriting Agreement only, the term “Guarantor Agreements” as used throughout the Standard Underwriting Agreement shall also include the ICONS Replacement Capital Covenant to be executed by the Company for the benefit of holders of debt specified therein.
     Certificates for the Firm Securities purchased by each Underwriter shall be delivered by or on behalf of the Guarantor to the Representatives for the account of such Underwriter, against payment by such Underwriter or on its behalf of the Purchase Price therefor in federal (same day) funds, on the “Closing Date,” which shall be 10:00 AM (New York City time) on December 29, 2005 at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, or at such other place and time as the Representatives, the Guarantor and the Trust may agree upon in writing. Delivery to the Underwriters of and payment to the Guarantor for any Optional Securities to be purchased by the Underwriters shall be made at the aforementioned offices of Sullivan & Cromwell LLP, or at such other place and time as the Representatives, the Guarantor and the Trust may agree upon in writing, at such time on such date, which may be the same as the Closing Date, but shall in no event be earlier than the Closing Date nor earlier than two nor later than three business days after the giving of the notice to exercise the option of the Underwriters.
     This document may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same document.

     Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below and returning the signed copy to us.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
CITIGROUP GLOBAL MARKETS INC.

Acting severally on behalf of themselves and as representatives of the several Underwriters named in Schedule I annexed hereto.

		By:	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

		By:	/s/ Jason Braunstein

Name: Jason Braunstein
Title: Vice President

Accepted by:

U.S. BANCORP, as Guarantor

By:	/s/ Kenneth D. Nelson

Name:	Kenneth D. Nelson
Title:	Senior Vice President

USB CAPITAL VIII

By:	U.S. Bancorp, as Sponsor

By:	/s/ Kenneth D. Nelson

Name:	Kenneth D. Nelson
Title:	Senior Vice President

SCHEDULE I

Underwriters’
Commitment
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,475,300
Citigroup Global Markets Inc.	2,475,300
Morgan Stanley & Co. Incorporated	2,475,300
UBS Securities LLC	2,475,300
Wachovia Capital Markets, LLC	2,475,300
A.G. Edwards & Sons, Inc.	499,500
Bear, Stearns & Co. Inc.	499,500
RBC Dain Rauscher Inc.	499,500
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	56,250
Banc of America Securities LLC	56,250
Credit Suisse First Boston LLC	56,250
Deutsche Bank Securities Inc.	56,250
H&R Block Financial Advisors, Inc.	56,250
HSBC Securities (USA) Inc.	56,250
KeyBanc Capital Markets, a division of McDonald Investments Inc.	56,250
Oppenheimer & Co. Inc.	56,250
Piper Jaffray & Co.	56,250
Charles Schwab & Co., Inc.	56,250
TD Waterhouse Investor Services, Inc.	56,250
Advest, Inc.	28,125
Robert W. Baird & Co. Incorporated	28,125
William Blair & Company, L.L.C.	28,125
Crowell, Weedon & Co.	28,125
D.A. Davidson & Co.	28,125
Davenport & Company LLC	28,125
Fixed Income Securities, LP	28,125
Janney Montgomery Scott LLC	28,125
Keefe, Bruyette & Woods, Inc.	28,125
Mesirow Financial, Inc.	28,125
Morgan Keegan & Company, Inc.	28,125
Pershing LLC	28,125
Ryan Beck & Co., Inc.	28,125
Southwest Securities, Inc.	28,125
Stifel, Nicolaus & Company, Incorporated	28,125
SunTrust Capital Markets, Inc.	28,125
Wedbush Morgan Securities Inc.	28,125
B.C. Ziegler and Company	28,125

Total	15,000,000

Sch. I-1

SCHEDULE II
Materials other than the Statutory Prospectus that comprise the General Disclosure Package: Term Sheet, dated December 21, 2005.

Sch. II-1